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                                                                      Exhibit 11

                                 BHA GROUP, INC.

                        COMPUTATION OF PER SHARE EARNINGS
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                        YEAR ENDED SEPTEMBER 30,
                                                                  1994           1995            1996

Net Earnings                                                     $4,809         $5,954          $6,707
Weighted average number of common and common stock
equivalent shares:

    Weighted average number of outstanding common shares*         6,946          6,237           6,013

    Dilutive effect (excess of number of shares issuable
    over number of shares assumed to be repurchased with
    the proceeds of exercised options based on the
    average market price during the period)*                         78            136             124
                                                                --------       ---------      ---------

                                                                  7,024          6,373           6,137

Earnings per common and common stock equivalent shares:*         $  .68         $  .93          $ 1.09
                                                                ----------     ----------     ----------

Weighted average number of common and common stock equivalent shares, assuming full dilution:

    Additional dilutive effect (reduction in number
    of shares assumed to be repurchased with the proceeds
    of exercised stock options based on the end of the
    period market price of the stock, if higher than the
    average price)*                                                  57             14              10
                                                                  -----          -----           -----
                                                                  7,082          6,387           6,147
                                                                  -----          -----           -----

Earnings per common and common stock equivalent shares
assuming full dilution:*                                         $  .68         $  .93           $1.09
                                                                 ------         ------           -----

* All periods presented have been adjusted to reflect the 1996 Stock dividend of 10%.



                                      -37-

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